Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES OCTOBER

COMPARABLE STORE SALES DECLINED 5.4% AND

UPDATES EARNINGS PER SHARE GUIDANCE FOR THIRD QUARTER

FOOTHILL RANCH, CA, November 8, 2007 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, reported net sales for the four-week period ended November 3, 2007 of $41.5 million, compared to net sales of $39.8 million reported for the four-week period ended October 28, 2006. Comparable store sales declined 5.4% for the four-week period ended November 3, 2007 compared to the four-week period ended November 4, 2006. This was within prior guidance of negative 2% to negative 6% for the month. The Company reported a 7.5% increase in comparable store sales in fiscal October last year.

Net sales for the 13-week period ended November 3, 2007 were $150.3 million compared to net sales of $143.3 million for the 13-week period ended October 28, 2006. Comparable store sales for the 13-week period ended November 3, 2007 declined 3.4% compared to the 13-week period ended November 4, 2006. The Company reported a 7.3% increase in comparable store sales for its fiscal third quarter last year.

The Company is also lowering its fiscal third quarter earnings guidance to a net loss of between $0.04 and $0.05 per diluted share as compared to a previous estimate of between breakeven and net income of $0.02 per diluted share. The revised guidance includes estimated asset impairment charges of approximately $0.02 per diluted share.

Edmond Thomas, chief executive officer of The Wet Seal, Inc., commented: “While our comparable store sales were within our previous guidance for the month, in the few weeks since I rejoined the Company we’ve identified a need to further markdown inventories in our Arden B stores and, to a lesser extent, at our Wet Seal stores, in the third quarter. Through these aggressive actions, we believe we are more appropriately positioned entering the holiday season, with inventory per square foot that is 2.3% less than the end of the third quarter last year. These markdowns, as well as the anticipated asset impairment charges, have led to our guidance revision.”

Mr. Thomas added, “If business conditions remain consistent with today, we anticipate a low to mid single digit decline in comparable store sales for the month of November.”

The Company plans to report operating results for its fiscal third quarter and provide guidance for its fiscal fourth quarter before the market opens on Thursday, November 29, 2007, followed by a conference call at 8:00 a.m. Pacific Standard Time. To listen to the conference call, please dial (877) 741-4251 and provide ID # 3094310. A broadcast of the call can be accessed on the Company’s website at www.wetsealinc.com. A replay of the call will be available through December 6, 2007. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 3, 2007, the Company operated a total of 490 stores in 47 states, the District of Columbia and Puerto Rico, including 396 Wet Seal stores and 94 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s views on estimated comparable store sales in November 2007, its inventory positioning entering its fiscal fourth quarter, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.